ISCO International CEO and CTO Terminate 10b5-1 Trading Plans

ELK GROVE VILLAGE, IL -- 06/15/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF-conditioning and interference-control solutions for the wireless telecommunications industry, announced that two of its executive officers have recently terminated 10b5-1 pre-arranged trading plans.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits the adoption of a written, pre-arranged program of trading when insiders do not possess material undisclosed information. The existence of such a program allows for personal holdings to be diversified in an orderly fashion from time to time, often as part of a personal financial, tax, or estate planning strategy.

During June 2006, Mr. John Thode, President and Chief Executive Officer of ISCO, adopted a pre-arranged trading plan that could sell up to 800,000 shares of ISCO International common stock over an 18 month period, subject to a minimum share price requirement. Dr. Amr Abdelmonem, Chief Technology Officer of ISCO, similarly adopted a pre-arranged trading plan that would sell 600,000 shares of ISCO International common stock over an 18 month period. Transactions under this program were publicly disclosed on Form 4 and other filings as required by the SEC.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's need and ability to obtain additional financing in the future ;the Company's need and ability to refinance its existing debt; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com